TAN RANGE

EXPLORATION

CORPORATION

CORPORATE OFFICE:

 Suite 1730

355 Burrard Street

 Vancouver, B.C., Canada

 V6C 2G8

Phone: (604) 669-5598

Fax: (604) 669-8915

January 1, 2000

Mr. Douglas F. Symonds

Suite 501 – 9847 Manchester Drive

Burnaby, B.C. V3N 4P4

Dear Doug:

By way of this letter, Tan Range Exploration Corporation (“Tan Range”) wishes to obtain consent from yourself and Derek Resources Corporation ("Derek") to assign all of its rights and obligations pursuant to your Employment Agreement with the Tan Range dated April 1, 1998 (copy attached) to Derek, effective January 1, 2000.  Derek will abide by all of the terms and conditions of your Employment Agreement. Derek will henceforth become your employer. Derek wishes to assign you the title of Systems Manager.  The nature of your duties and obligations in general will not change, but you will now report to Mr. Frank Hallam, or in his absence, Mr. Barry Ehrl.

As Tan Range has done in the past, Derek will reserve the right to request that you perform certain work within the normal scope of your duties for the benefit of other companies. Derek will then recover an amount from those other companies as Derek sees fit in order to compensate Derek for the cost of providing your services.

With specific regard to the termination requirements of Section 2. of your existing agreement with Tan Range, and in the event you are subsequently terminated from employment with Derek without cause, Tan Range will assume the responsibility to refund Derek for the following portion of the monthly salary based severance payment you would become due based on your tenure with them from April 1, 1998 until December 31, 1999:

1 plus 9/12 times (50,000/12) = $7,291.67

With regard to your existing stock option positions in Derek, Tan Range and New Millennium Metals Corporation, these will remain intact and any further grant of such options will be at the discretion of each Company’s  Board of Directors.

If you are in agreement with the forgoing, please sign in the space provided below.

Yours truly,

“signed”

Marek J. Kreczmer

President and CEO

“signed”

Douglas F. Symonds

January 1, 2000

“signed”

Barry Ehrl

January 1, 2000

President and CEO,

Derek Resources Corporation

“signed”

L.G. Marshall House

January 1, 2000

4819 Dogwood Drive,

Delta, BC V4M 1M3

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the  1st day of April, 1998.

 BETWEEN:

TAN RANGE EXPLORATION CORPORATION

Suite 1730 - 355 Burrard Street

Vancouver, B.C. V6C 2G8

 Fax No.: (604) 669-8915

(hereinafter refer-red to as the "Employer")

OF THE FIRST PART

AND:

DOUGLAS F. SYMONDS

Suite 501 - 9847 Manchester Drive

 Burnaby, BC. V3N 4P4

Fax No.: (604) 444-5731

(hereinafter referred to the “Employee”)

OF THE SECOND PART

WHEREAS:

A.

The Employer is a company organized under the laws of the Province of Alberta and is engaged in the business of mineral exploration and development.

B.

The Employee and the Employer wish to formally record the terms and conditions on which the Employee will be employed by the Employer and have agreed to the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, for and in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree with each other as follows:

1.

Engagement and duties of the Employee

1.1

The Employer hereby engages the Employee as a Geologist and the Employee hereby agrees to provide his services to the Employer and other companies as specified by the Employer.

1.2

The Employee shall be responsible far maintaining computerized geological and mineral title records and data relating to the exploration activities of' the Corporation and such other specified companies, and preparing such assessments, interpretations, reports and other documents as may be directed to prepare from time to time. He shall report to and take his directions from the President or such other officer of the Employer as the President may direct.

1.3

Throughout the term of this Agreement, the Employee shall diligently and faithfully devote the whole of his working time, attention and energy exclusively to the business and affairs of the Employer and to the performance of his duties to the utmost of his ability, and shall use his best efforts to promote the interests and goodwill of the Employer. During the term of this Agreement, the Employee shall riot, without first having obtained in writing the permission of the Employer, enter into the services of or be employed in any capacity or for any purpose whatsoever by any firm, person or corporation other than the Employer, and shall not be engaged, either as owner, operator, financier, advisor, manager, salesman or otherwise, in any business, enterprise or undertaking other than his employment under this Agreement. The written permission of the Employer allowing the Employee to undertake additional work after normal working hours from outside sources, shall not be unreasonably withheld.

2.

Term of Employment and Termination

2.1

The employment of the Employee under the terms of this Agreement shall commence as of April 16, 1998 for a probationary period of 3 months and 15 days ending July 31, 1998. If the Corporation notifies the Employee prior to July 31, 1998 that it is satisfied with his services and wishes to retain them, him employment hereunder will continue thereafter until terminated as hereinafter provided in this Section 2. If such notice is not given or the Corporation notifies the Employee that it does not wish to retain his services, this Agreement and the Employee's employment will terminate automatically an that date.

2.2

The employment of the Employee may also be terminated in the following manner in the following circumstances:

(a)

at any time by written notice from the Employer to the Employee, for cause.  Cause, for the  purpose of this subparagraph, shall mean:

i)

if the Employee is convicted of a crime involving the business or property of the Employer;

ii)

in the event of the Employee being adjudicated as bankrupt or lunatic or being guilty of any gross default or gross misconduct of any stipulation herein contained: and

iii)

in the event of the total physical and mental incapacity of the Employee to perform his duties hereunder.

(b)

at any time, whether during or after the probationary period specified in Subsection 2.I, in circumstances where there is no cause, by the provision of notice in writing, by the Employer to the Employee, in which case the Employee shall be entitled to receive an amount equal to one month's salary per full year of service together with proportionate compensation for lost benefits, if any. For purposes of this Subsection 2.2(b), (i) service will be deemed to have. commenced an April 16, 1998 and (ii) no compensation will be payable in respect of stock options which are governed by the Employer's stock option plan and stock exchange rules. "Salary" for this purpose means salary at the rate in effect on the date of notice. It is understood and agreed by each of the Employee and the Employer that the amount of such severance payment shall constitute good and sufficient payment in lieu of notice of the Employee's termination;

(c)

at any time, by the provision of not less than 30 days notice in writing by the Employee  to the Employer;

(d)

the Employee shall, by reason of illness or mental or physical disability or incapacity be unable to perform his duties hereunder for any period of 90 consecutive days in any 365 day period or 120 days in the aggregate in any 365 day period, then immediately upon notice in writing from the Employer to the Employee, provided however that in such case the Employee shall be entitled to the compensation payable pursuant to subparagraph 2.2(b) above; or

(e)

in the event of the death of the Employee, then immediately and without any notice, provided however that in such case the estate of the Employee shall be entitled to the compensation set forth in paragraph 2.2(b) above.

2.3

Forthwith upon termination of the Employee's employment pursuant to Subsection 2.1 or upon any notice being given pursuant to subparagraphs (a), (b) or (d) of paragraph 2.2 hereof, or upon the expiration of the period of notice forth in subparagraph (c) of paragraph 2.2 or upon the death of the Employee, as the case may be (and each such event is herein referred to as the "effective date of termination"), this Agreement and the employment of the Employee by the Employer hereunder shall be wholly and effectively terminated, except far the provisions of Section 4, which shall continue in full force and effect. Upon any such termination, the Employee shall have no claim against the Employer far damages, remuneration or otherwise, except as provided in paragraph 2,2 hereof and except in respect of payment of salary provided for in paragraph 3.1 (a) hereof which has accrued to the effective date of termination, if any, prorated to the effective date of termination or such date as the employee actually ceases to perform his duties hereunder, whichever is the earlier.

3.

Remuneration, Expenses and Holidays

3.1

The remuneration to be paid ca the Employee for all services rendered by him under this Agreement shall be:

(a)

an annual salary in the amount of $50.000 payable in equal monthly installments (less all applicable deductions required to be made by law), exclusive of any other benefits referred to herein, it being understood and agreed that the Employer will review the said salary annually and will make such adjustments as it determines are reasonable in the sole opinion of the Corporation, but not so as to reduce the then current annual salary of the Employee without the written consent of the Employee;

(b)

such other benefits as may from time to time be determined by the Employer, including participation in stock option and other benefit plans an the same terms and at the same rates as other employees of the Employer, provided that any stack options granted to the Employee will not be exercisable prior to November 1, 1998.

3.2

It is understood that the remuneration provided herein is inclusive of payment for statutory holidays and other public holidays proclaimed by the federal, provincial or municipal governments of Canada or by the government of any foreign state in which the Employee may be working from time to time.

3.3

During the term of his employment, the Employee shall be entitled to such number of days of holidays in each calendar year as may be determined b as the number of days of shall Employer and shall be taken at such time as the Employer and Employee may mutually determine, provided that the amount of such holidays shall not be less than three weeks per year.  In 1998 998 and in the final year of employment, if not a full calendar year, the amount of vacation shall be reduced proportionately.

4.

Confidential Information

4.1

The Employee covenants and agrees with the Employer that he will not, either during the term of his Agreement or at any time thereafter, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will he use, directly or indirectly, for any purpose other than the purpose of the Employer, confidential information concerning the private affairs of the Employer or any other confidential information which he may acquire during the term of this Agreement with relation to the business and affairs of the Employer and private affairs if directors and shareholders, unless the Employee shall be specifically ordered to do so by a court of competent jurisdiction.

4.2

Upon termination of the Employee's employment, the Employee shall deliver up to the Employer all documents, papers, plans, materials and other property of or relating to the affairs of the Employer which may then be in his possession or under his control.

4.3

The Employee covenants and agrees with the Employer that upon termination of the Employee's employment pursuant to paragraph 2.2(c), he will not, at any time from the effective date of' termination and for a period of' 12 months thereafter, acquire or acquire or counsel any other person or corporation to acquire any mineral rights over lands in Africa or elsewhere which are located in whole or in part within one mile of the outside boundary of any mineral property in which the Employer, directly or through subsidiaries, has an interest.

4.4

The parties recognize that a breach by the Employee of any of the covenants herein contained would result in damages to the Employer and that the Employer could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Employer at law or in equity, the Employer shall be entitled as a matter or right to apply to a court of competent jurisdiction, in British Columbia or elsewhere, for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance by the Employer with the provisions of this Agreement.

4.5

The parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of the business of the Employer and are reasonable and valid, and all defences to the strict enforcement thereof by the Employer and hereby waived by the Employee.

5.

Non-Waiver

5.1

No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any odor obligation of such party. Failure on the part of any party to complain of any act or failure to act on the part of the other of them, or to declare the other party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right to then or subsequently declare a default,

6.

Prior Agreements

6.1

Save and -except for the express provisions of this Agreement, all previous agreements, written or oral, between the parties hereto or on their behalf relating to the employment of the Employee by the Employer are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of' any such agreement.

7.

Severability

7.1

If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement of this Agreement or any part thereof. and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

8.

Governing Law

8.1

The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and each of the parties hereto by their execution of this Agreement irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia.

9.

Notice

9.1

Any notice or other communication required or permitted to be given hereunder shall be in writing and may be validly given either if delivered personally or sent by facsimile or mailed by prepaid registered mail, addressed to the Employee or to the Employer at their addresses hereinbefore appearing or to such other address as either party may specify by notice to the other party at any time or from. time to time. Any notice or other communication aforesaid if delivered or sent by facsimile shall be deemed to have been given or made on the date on which it was delivered or sent by facsimile, or if mailed as aforesaid shall be deemed to have been given or made on the eighth business day following the day on which it was mailed.

10.

Headings

10.1

The headings to the clauses in this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provisions hereof.

11.

Extended Meaning

11.1

It is understood and agreed that any reference in this Agreement to Employer where the Employer is a limited company, be deemed to include the Employer and its subsidiary and subsidiaries; the terms "subsidiary" and "subsidiaries" as used herein shall have the meanings ascribed to them under the Company Act of British Columbia, R.S.B.C. 1979, Chapter 59, as amended.

12.

Successors

12.1

This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto but shall be binding upon the heirs, executors, administrators, legal personal representatives, successors and permitted assigns of the parties hereto.

13.

Agreement Voluntary and Equitable

13.1

The Employer and the Employee acknowledge and declare that in executing this Agreement they are each relying wholly an their own judgement and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental thereto.

13.2

The Employer and the Employee further acknowledge and declare that they each have carefully considered and understand the terms of employment contained in this Agreement, including but without limiting the generality of the foregoing, the Employee's rights upon termination and the restrictions on the Employee after termination, and acknowledge and agree that the said terms of employment and rights and restrictions upon termination are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

14.

Independent Advice

14.1

This Agreement was prepared by the Employer. The Employee has been asked to obtain independent legal advice before signing this Agreement and the Employee represents by signing this Agreement that he has obtained such advice.

15.

Counterpart

This Agreement may be executed in counterpart and any counterpart copy may bear the original signature of the signatories or facsimile signatures of the signatories and any such counterpart copy shall be of equal validity as any other counterpart copy.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

TAN RANGE EXPLORATION CORPORATION

Per: ______________________________

President

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DOUGLAS F. SYMONDS

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT  made the 18th day of January, 1999

BETWEEN:

TAN RANGE EXPLORATION CORPORATION

(hereinafter referred to as the "Employer")

 OF THE FIRST PART

AND:

DOUGLAS F. SYMONDS

(hereinafter referred to as the "Employee")

 OF THE SECOND PART

WITNESSETH THAT:

1.

In consideration of the sum of $1 00 and of other valuable consideration now paid by the Employer to the Employee, the receipt and sufficiency of which is hereby acknowledged by the Employee, the Employment Agreement between the parties hereto datted April 1, 1998 is hereby amended as follows:

1.(a)

In subparagraph 2.2(d) by deleting the words "provided however that in such case the Employee shall be entitled to the compensation payable pursuant to 2.2(b) above; and

(b)

In subparagraph 2.2(e) by deleting the words “provided however that in such case the estate of the Employee shall be entitled to the compensation set forth in paragraph 2.2(b) above”.

2.

This Agreement shall be deemed to be incorporated in and to form part of the said Employment Agreement dated April 1, 1998 which, except as amended by this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

c/S

SIGNED;, SEALED AND DELIVERED by Doug F. Symonds in the presence of;

DOUGLAS F. SYM NDS

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